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                                                                   Exhibit 23(d)

                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference of our report dated June 23, 1996 with respect to the financial statements of Robert Stutman & Associates, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in the Form 8-K/A, as amended, filed with the Securities and Exchange Commission, in the Registration Statement (Form S-3 No. 333-10945) and related Prospectus of U.S. Alcohol Testing of America, Inc. for the registration of 2,000,000 shares of its common stock issuable upon exercise of warrants and shares offered by selling stockholders.


                                                           /S/ ERNST & YOUNG LLP


         Boston, Massachusetts
         September 18, 1996







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